EXHIBIT 99.1

Crane Co.	NEWS

Contact: Richard E. Koch Director, Investor Relations and Corporate Communications 203-363-7352 www.craneco.com

CRANE CO. ANNOUNCES CHANGES IN THE FINANCE ORGANIZATION

STAMFORD, CONNECTICUT – May 24, 2010 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, announced today that vice president, chief financial officer Timothy J. MacCarrick has resigned to pursue another business opportunity.

The Company announced that Richard A. Maue, 40, who has served as vice president, controller since August 2007 and is the Company’s designated principal accounting officer, will assume additional responsibilities with respect to tax and environmental matters. The Company also announced that Andrew L. Krawitt, 44, who has served as vice president, treasurer of Crane Co. since September 2006, has been designated the principal financial officer of the Company and will assume additional responsibilities with respect to investor relations and internal audit. These two officers will jointly manage finance for Crane Co. and report directly to Eric C. Fast, president and chief executive officer.

“I am extremely pleased we have two leaders who possess the skills and talents that enable us to move forward with strong leadership in the finance organization,” said Mr. Fast. “We have worked together for three years and I have very high regard for their capabilities.”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Fluid Handling, Engineered Materials, Merchandising Systems, and Controls. Crane has approximately 10,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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